As filed with the United States Securities and Exchange Commission on December 14, 2020

Registration No. 333-249556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on FORM S-8

to FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURIOSITYSTREAM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1797523
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8484 Georgia Ave., Suite 700
Silver Spring, Maryland 20910
(301) 755-2050

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CuriosityStream Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Tia Cudahy

Chief Operating Officer, General Counsel and Secretary

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(301) 755-2050

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher Peterson

Arnold & Porter

250 West 55 Street

New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.0001 per share	7,725,000	(2)	N/A	(3)	N/A	(3)	N/A	(3)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Stock of the Registrant which, as a result of share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration, are issued in accordance with the provisions of the Plan.

(2)

This Post-Effective Amendment No. 1 on Form S-8 to Form S-1 Registration Statement covers up to 7,725,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of CuriosityStream Inc. (the “Registrant”), all of which were originally registered on the Registrant’s Registration Statement on Form S-1 (File No. 333-249556), initially filed with the Securities and Exchange Commission on October 20, 2020, to which this Post-Effective Amendment No. 1 relates (the “Form S-1 Registration Statement”), and issuable in connection with awards under the CuriosityStream Inc. 2020 Omnibus Incentive Plan (the “Plan”).

(3)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the Form S-1 Registration Statement.

EXPLANATORY NOTE

The Registrant hereby amends the Form S-1 Registration Statement by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-1 Registration Statement (the “Post-Effective Amendment”), in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 7,725,000 shares of Common Stock to be issued pursuant to awards granted or to be granted under the Plan. All such shares were previously registered on the Form S-1 Registration Statement but will be subject to issuance pursuant to this Post-Effective Amendment.

The Registrant filed the Form S-1 Registration Statement at a time when the Registrant was not eligible to file a registration statement on Form S-8 to register shares of common stock. However, as of the date of this filing, the Registrant is eligible to file a registration statement on Form S-8 and has opted to file this Post-Effective Amendment No. 1 on Form S-8 to the Form S-1 Registration Statement. This filing simply continues the registration of those 7,725,000 shares previously registered on the Form S-1 Registration Statement, and does not register any additional shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information that is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section (including documents or information deemed furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto), unless the report or filing containing such information indicates that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020;

●	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on April 15, 2020, August 14, 2020 and November 16, 2020, respectively;

●	the Registrant’s Current Reports on Form 8-K and 8-K/A filed with the SEC on January 3, 2020, August 11, 2020 (other than Item 7.01 and Exhibits 99.1 and 99.2 thereto), October 15, 2020, November 5, 2020 and November 12, 2020; and

●	the description of the Registrant’s shares of common stock contained in the Registration Statement on Form 8-A pursuant to Section 12 of the Exchange Act, as filed with the SEC on November 18, 2019.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its second amended and restated certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at the registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors and executive officers.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s second amended and restated certificate of incorporation and amended and restated bylaws or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of CuriosityStream Inc., dated as of October 14, 2020 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2020, and incorporated herein by reference).
4.2	Amended and Restated Bylaws of CuriosityStream Inc., dated as of October 14, 2020 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2020, and incorporated herein by reference).
4.3	Specimen Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Amendment No. 1 to Form S-1 Registration Statement filed with the SEC on November 8, 2019, and incorporated herein by reference).
4.4	CuriosityStream Inc. 2020 Omnibus Incentive Plan (filed as Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2020, and incorporated herein by reference).
5.1	Opinion of Arnold & Porter Kaye Scholer LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Marcum LLP.
23.3	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1 to the Registration Statement).
24.1	Powers of Attorney (included on the signature page of the Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, Maryland on December 14, 2020.

CuriosityStream Inc.

/s/ Clint Stinchcomb
Name: Clint Stinchcomb
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Clint Stinchcomb and Jason Eustace, or each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of CuriosityStream Inc. (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Clint Stinchcomb Clint Stinchcomb	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2020

/s/ Jason Eustace Jason Eustace	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2020

/s/ John Hendricks John Hendricks	Chairman of the Board, Director	December 14, 2020

/s/ Elizabeth Hendricks Elizabeth Hendricks	Director	December 14, 2020

/s/ Patrick Keeley Patrick Keeley	Director	December 14, 2020

/s/ Matthew Blank Matthew Blank	Director	December 14, 2020

/s/ Jonathan Huberman Jonathan Huberman	Director	December 14, 2020

/s/ Mike Nikzad Mike Nikzad	Director	December 14, 2020

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